Exhibit 10.67

Confidential material appearing in this document has been omitted and filed separately with the Securities and Exchange Commission in accordance with Rule 24b-2, promulgated under the Securities and Exchange Act of 1934, as amended. Omitted information has been replaced with asterisks.

LEKSELL GAMMA KNIFE PERFEXION

PURCHASED SERVICES AGREEMENT

THIS PURCHASED SERVICES AGREEMENT (“Agreement”) is made and entered into as of the date of the last party to sign below, by and between GK FINANCING, LLC, a California limited liability company (“GKF”) and PEACEHEALTH, a Washington non-profit corporation (“PeaceHealth”), doing business through its operating division PEACEHEALTH SACRED HEART MEDICAL CENTER AT RIVERBEND (“Medical Center”), with reference to the following facts:

R E C I T A L S

WHEREAS, PeaceHealth currently operates a Gamma Knife at another of its Oregon facilities; and

WHEREAS, PeaceHealth administrators do not consider the current Gamma Knife center financially viable; and

WHEREAS, the current Gamma Knife equipment requires expensive upkeep to remain functional, and is outmoded in comparison to more recently developed technology; and

WHEREAS, PeaceHealth administrators and GKF have determined through financial and community need analysis that a newer, more clinically flexible Gamma Knife, located at Medical Center, could reasonably be expected to serve a broader cohort of patients, enhancing quality of care and financial viability; and

WHEREAS, without access to additional resources, PeaceHealth would not be able to purchase or otherwise obtain access to newer, more flexible equipment, so that the quality of care available to the community could be adversely affected; and

WHEREAS, GKF is willing provide additional resources to PeaceHealth according to the terms and conditions of this Agreement, and thereby join with Medical Center to ensure that the community has access to updated, more flexible Gamma Knife services by providing Medical Center with the right to use a Leksell Gamma Knife® Perfexion (the “Equipment”), manufactured by Elekta Instruments, Inc., a Georgia corporation ("Elekta"); and

WHEREAS, Medical Center is willing to transfer ownership of its current Leksell Gamma Knife® Model 4C unit, serial number 4366 (the “Model 4C”) to GKF for * free and clear of any and all liens, encumbrances or debt obligations, and to join with GKF according to the terms and conditions of this Agreement to furnish Gamma Knife services to the people of the community.

A G R E E M E N T

NOW, THEREFORE, in consideration of the above recitals, which are hereby made a part of this Agreement, and of the mutual covenants, conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Right to Use the Equipment. Subject to and in accordance with the covenants and conditions set forth in this Agreement, GKF hereby grants the right to use the Equipment to Medical Center, and Medical Center hereby accepts the right to use the Equipment from GKF. The Equipment to be placed at the Medical Center pursuant to this Agreement shall include the Gamma Knife technology as specified in Exhibit 1, including all hardware and software related thereto.

2. LGK Agreement. Simultaneously with the execution of this Agreement, Medical Center and Elekta shall enter into that certain Leksell Gamma Knife® End User Agreement pertaining to the Equipment (the “LGK Agreement”). Medical Center shall perform, satisfy and fulfill all of its obligations arising under the LGK Agreement when and as required thereunder. Medical Center acknowledges that GKF is a third party beneficiary of the LGK Agreement and, in that capacity, GKF shall be entitled to enforce Medical Center’s performance, satisfaction and fulfillment of its obligations thereunder.

3. Term of the Agreement. The initial term (“Initial Term”) of this Agreement shall commence as of the date hereof and, unless earlier terminated or extended (“Renewal Term”; Initial Term and Renewal Term may be referred to collectively as the “Term”) in accordance with the provisions of this Agreement, shall continue for a period of ten (10) years following the date of the performance of the first clinical Procedure (as defined in Section 8 below) performed on the Equipment (the “First Procedure Date”) at the Site (as defined in Section 5.1). The parties agree to amend this Agreement to memorialize the First Procedure Date upon the performance of the first clinical Procedure performed on the Equipment. Medical Center’s obligation to make the “Purchased Services Payments” to GKF for the Equipment described in Section 8 below shall commence as of the First Procedure Date.

4. User License. Medical Center shall apply for and use its reasonable efforts to obtain in a timely manner a User License from the Nuclear Regulatory Commission and, if necessary, from the applicable state agency authorizing it to take possession of and maintain the Cobalt supply required in connection with the use of the Equipment during any Term of this Agreement. Medical Center also shall apply for and use its reasonable efforts to obtain in a timely manner all other licenses, permits, approvals, consents and authorizations which may be required by state or local governmental or other regulatory agencies for the development, construction and preparation of the Site, the charging of the Equipment with its Cobalt supply, the conduct of acceptance tests with respect to the Equipment, and the use of the Equipment during the Term, as more fully set forth in Article 2.1 of the LGK Agreement. GKF shall provide assistance to the Medical Center as reasonably requested in applying for and for obtaining all such licenses, permits, approvals, consents or authorizations. If the applicable regulatory authorities affirmatively decline to issue a required license, permit, approval, consent or authorization notwithstanding Medical Center’s best efforts to obtain the same, all parties shall be released from further performance or any obligations or duties arising under this Agreement.

5. Delivery of Equipment; Site.

5.1 GKF shall coordinate with Elekta and Medical Center to have the Equipment delivered to Medical Center at the site, as described in Exhibit 5.1 of this Agreement (the “Site”), which delivery is anticipated to be on or before September 30, 2014, subject to all approvals and User Licenses having been obtained by Medical Center. GKF makes no representations or warranties, and assumes no responsibility or liability, concerning delivery of the Equipment to the Site or the actual date thereof. Medical Center shall bear no risk of loss prior to actual delivery of Equipment to the Site.

5.2 Medical Center shall provide access to the Site for the Equipment. Medical Center at its cost and expense shall prepare the Site for the Equipment in accordance with Elekta’s guidelines, specifications, technical instructions and site planning criteria (collectively the “Site Planning Criteria”). The location of the Site has been agreed upon by Medical Center and GKF as described in Exhibit 5.1 of this Agreement.

6. Site Preparation and Installation of Equipment.

6.1 Medical Center, at its cost, expense and risk, shall prepare all plans and specifications required to construct and improve the Site for the installation, use and operation of the Equipment during the Term. The plans and specifications shall comply in all respects with the Site Planning Criteria and with all applicable federal, state and local laws, rules and regulations. All plans and specifications prepared by or on behalf of Medical Center (and all material changes thereto following approval by GKF and Elekta) shall be subject to the written approval of GKF and Elekta prior to commencement of construction at the Site. Medical Center shall provide GKF and Elekta with a reasonable period of time for the review and consideration of all plans and specifications following the submission thereof for approval (and GKF and Elekta shall not unreasonably withhold or delay its approval). Following approval of the plans and specifications by GKF and Elekta, Medical Center, at its cost and expense, shall obtain all permits, certifications, approvals or authorizations required by applicable federal, state or local laws, rules or regulations necessary to construct and improve the Site for the installation, use and operation of the Equipment.

6.2 Based upon the plans and specifications approved by GKF and Elekta, Medical Center, at its cost, expense and risk, shall prepare, construct and improve the Site as necessary for the installation, use and operation of the Equipment during the Term, including, without limitation, providing all temporary or permanent shielding required for the charging of the Equipment with the Cobalt supply and for its subsequent use, selecting and constructing a proper foundation for the Equipment and the temporary or permanent shielding, aligning the Site for the Equipment, and installing all electrical systems and other wiring required for the Equipment. In connection with the construction of the Site, Medical Center, at its cost and expense, shall select, purchase and install all radiation monitoring equipment, devices, safety circuits and radiation warning signs required, if any, at the Site in connection with the use and operation of the Equipment, all in accordance with applicable federal, state and local laws, rules, regulations or custom.

6.3 Medical Center, at its cost, expense and risk, shall be responsible for the installation of the Equipment at the Site, including the positioning of the Equipment on its foundation at the Site in compliance with the Site Planning Criteria.

6.4 Medical Center warrants that upon completion of preparation, construction, and improvement of the Site including the positioning of the Equipment on its foundation at the Site and installation of the Equipment, (a) the Site shall comply in all material respects with the Site Planning Criteria and all applicable federal, state and local laws, rules and regulations, and (b) with respect to those portions of the Site that are not addressed by the Site Planning Criteria, the Site shall be safe and suitable for the ongoing use and operation of the Equipment during the Term.

6.5 In accordance with the schedule determined by GKF and/or Elekta, Medical Center, at its cost, expense and risk, shall be responsible for the appropriate de-installation of the Model 4C, including the rigging in and out of (i) the Model 4C, and (ii) cobalt loading machine, and the loading of the Model 4C onto the truck furnished by Elekta at the Site. Notwithstanding the above, GKF, at GKF’s expense, shall be responsible for providing a cobalt loading machine that will unload and dispose the Model 4C’s cobalt (loading machine to be rigged in and out by the Medical Center). Effective upon the loading of the Model 4C onto the truck furnished by Elekta at the Site, and for a purchase price of *, Medical Center shall sell, assign, transfer and convey to GKF (or to Elekta, if designated by GKF), and GKF (or Elekta, if designated by GKF) shall purchase and acquire the Model 4C from Medical Center, free and clear of all liens, encumbrances and adverse claims. In furtherance of the foregoing, concurrently with the execution of this Agreement, Medical Center shall deliver to GKF a duly executed bill of sale in substantially the form set forth on Exhibit A attached hereto. Medical Center shall be responsible for any sales and use taxes levied by any state or political subdivision thereof which may become due and owing by reason of the sale of the Model 4C. It is acknowledged by the parties that GKF intends to trade in the Model 4C to Elekta for credit towards GKF's purchase of the Equipment, and that the trade in credit pertaining to the Model 4C has been factored by GKF into the calculation of the Purchased Services Payment set forth herein. Neither GKF nor Elekta shall bear any risk of loss prior to the loading of the Model 4C onto the truck furnished by Elekta at the Site.

6.6 Medical Center shall use its reasonable efforts to satisfy its obligations under this Section 6 in a timely manner. Medical Center shall keep GKF informed on a regular basis of its progress in the design of the Site, the preparation of plans and specifications, the construction and improvement of the Site, and the satisfaction of its other obligations under this Section 6. In all events, Medical Center shall complete all construction and improvement of the Site required for the installation, positioning and testing of the Equipment on or prior to the delivery date described in Section 5.1 above. During the Term, Medical Center, at its cost and expense, shall maintain the Site in a good working order, condition and repair, reasonable wear and tear excepted.

7. Marketing Support.

7.1 Within ninety (90) days of acceptance of the Equipment and the commencement of each succeeding twelve (12) month period during the Term, GKF and Medical Center shall jointly develop an annual marketing plan, budget and timeline for the clinical service to be supported by the Equipment for the succeeding twelve (12) month period of the Term (the "Plan"), which Plan shall be implemented by Medical Center based on the approved budget and timeline. The Plan shall require the approval of both GKF and Medical Center; however, neither party’s approval of such Plan shall be unreasonably withheld or delayed. As funds are expended by Medical Center in accordance with the Plan, Medical Center shall submit to GKF invoices for its marketing expenses paid to unrelated third parties that are included in the Plan and promptly following the receipt of such invoices, GKF shall reimburse Medical Center for * of approved expenditures. Medical Center shall make available upon request invoices (together with documentary evidence supporting the invoices) for marketing expenditures paid to unrelated third parties that are included in the Plan. The annual average marketing budget will not exceed * in the aggregate during the Term of this Agreement.

7.2 The Gamma Knife program at Medical Center (the “Program”) shall be named the PeaceHealth Sacred Heart Medical Center at RiverBend Gamma Knife Center of the Oregon Neuroscience Institute. All signage at the Gamma Knife center and all communications to the public regarding the Program shall identify the Program as being a Medical Center service, as required by applicable federal billing and reimbursement guidelines. The cost of the signage shall be treated as a shared marketing expense under Section 7.1 above. Without limiting Section 7.1 above, Medical Center shall use commercially reasonable and industry standard efforts to promote the Program and to encourage the use thereof by the public and medical community.

8 Purchased Services Payments.

8.1 The parties have negotiated this Agreement at arm’s length based upon reasonable and jointly derived assumptions regarding the capacity for clinical services available from the Equipment, Medical Center’s capabilities in providing high quality radiation oncology services, market dynamics, GKF’s risk in providing the Equipment, and the provision to GKF of a reasonable rate of return on its investment in support of the Equipment. Based thereon, the Parties believe that the “Purchased Services Payments” as defined below represent fair market value for the use of the Equipment, service, maintenance, insurance and personal property tax and marketing expenses related to the Equipment, cobalt unloading assistance, as well as other services to be provided by GKF to Medical Center hereunder. Medical Center undertakes no obligation to perform any minimum number of procedures on the Equipment, and the use of the Equipment for the performance of procedures is wholly based upon the independent judgment of physicians who order such procedures to meet the medical needs of their patients.

8.2 In consideration for and as compensation to GKF for use of the Equipment and other services rendered pursuant to this Agreement, Medical Center shall pay GKF, on a monthly basis, the applicable “Purchased Services Payments” (as defined below) for each “Procedure” that is performed by Medical Center, whether on an inpatient or outpatient basis, and irrespective of whether the Procedure is performed on the Equipment or using any other equipment or devices. As used in this Agreement:

(a) “Purchased Services Payments” shall be equal to the applicable percentage (%) (Set forth in Schedule 1 of this Agreement) of the “Gross Technical Component Collections” for the applicable period relating to each Procedure performed using the Equipment and/or any other equipment or devices at the Site during the Term of this Agreement.

(b) "Gross Technical Component Collections" means *. Subject to all applicable legal requirements, Medical Center agrees that it will utilize best efforts to maximize third party reimbursement for the Program and revenues from the Program; provided, however, that GKF acknowledges and agrees that Medical Center shall perform Procedures as medically indicated on patients who qualify under Medical Center’s guidelines for free or reduced cost care, regardless of such patients’ ability to pay.

(c) "Procedure" means any treatment that involves stereotactic, external, single fraction, conformal radiation, commonly called radiosurgery, that may include one or more isocenters during the patient treatment session, delivered to any site(s) as medically indicated and consistent with appropriate utilization parameters of the Equipment.

8.3 Within thirty (30) days after the last day of each month (or portion thereof) during the Term of this Agreement, (a) Medical Center shall inform GKF in writing as to (i) the number of Procedures performed during that month utilizing the Equipment (and, if applicable, any other equipment or devices); and (ii) the Gross Technical Component Collections during that month. Medical Center certifies that all claims submitted for reimbursement to the appropriate payors shall be in accordance with its standard billing and collection policies and procedures which provide that claims shall be submitted within thirty (30) days of (i) each outpatient Procedure and (ii) discharge for each inpatient Procedure. If no Gross Technical Component Collections are received during any month, then, no Purchased Services Payments shall be owing by Medical Center to GKF for that month.

8.4 During the Term of this Agreement, Medical Center shall, by the twenty-fifth (25th) day of each month, remit GKF’s aggregate Purchased Services Payment, for the immediately preceding month, and, for a period of eighteen (18) months following the termination or expiration of this Agreement (the "Collections Run-Out Period"), Medical Center shall, by the twenty-fifth (25th) day of each such month, continue to remit GKF’s aggregate Purchased Services Payment pertaining to Gross Technical Component Collections received during the Collections Run-Out Period. All or any portion of any Purchased Services Payment which are not paid in full within forty-five (45) days after its due date shall bear interest at the rate of one and one-half percent (1.50%) per month (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) until the unpaid Purchased Services Payment, together with all accrued interest thereon are paid in full. GKF will accept payment from Medical Center in the following forms: check and electronic funds transfer. If GKF shall at any time accept any Purchased Services Payment from Medical Center after it shall become due, such acceptance shall not constitute or be construed as a waiver of any or all of GKF’s rights under this Agreement, including the rights of GKF set forth in Section 19 hereof.

8.5 Within thirty (30) days after the close of each month, Medical Center shall provide GKF with a written report, in a format mutually agreed upon by the parties, indicating the status of billings and collections for each Procedure performed during that month using the Equipment and/or any other equipment or devices, including, without limitation, the amount of the claim submitted and the amount received for each such Procedure provided, however, Medical Center shall not identify the patient or payor.

8.6 Inspection of Records and Record Retention. Throughout the Term, and thereafter until final settlement of all amounts owed to or claimed by either party under this Agreement, each party, at its own expense, shall have the right upon request and from time-to-time, not more than once annually, to inspect, audit and copy the other party's books and records which relate to the accounting for and calculation of Gross Technical Component Collections; provided that any patient names or identifiers shall not be disclosed. GKF acknowledges that Medical Center's managed care contracts may contain confidentiality provisions that prohibit Medical Center from disclosing payment rates to GKF. Accordingly, Medical Center agrees to provide payment rates to GKF’s designated auditing firm for purposes of auditing and monitoring the Purchase Services Payments and other obligations contemplated by the parties under this Agreement. GKF’s designated auditing firm shall agree to (i) only use the payment rate information in connection with this Agreement, and (ii) disclose to GKF the minimum amount information regarding payment rates as necessary for GKF to audit and monitor the Purchased Services Payments and other obligations contemplated by the parties under this Agreement; provided, however, GKF's auditing firm shall in no case share Medical Center's payment rates with GKF.

8.7 Reimbursement Rate for Gamma Knife Procedures. Medical Center shall use commercially reasonable efforts to renegotiate Medical Center's existing managed care contracts to include coverage for stereotactic radiosurgery services utilizing the Equipment to be provided through the Program, and to include in new managed care contracts provisions covering such services

8.8 Survival. The provisions of this Section 8 shall survive the termination or expiration of this Agreement.

9. Use of the Equipment.

9.1 The Equipment shall be used by Medical Center only at the Site and shall not be removed therefrom. Medical Center shall use the Equipment only in the regular and ordinary course of Medical Center’s business operations and only within the capacity of the Equipment as determined by Elekta’s specifications. Medical Center shall not use nor permit the Equipment to be used in any manner nor for any purpose which, in the opinion of Elekta or GKF, the Equipment is not designed or reasonably suitable.

9.2 Notwithstanding anything to the contrary contained in this Agreement, this is an agreement of purchasing a service only. Nothing herein shall be construed as conveying to Medical Center any right, title or interest in or to the Equipment, except for the express right to use the Equipment granted herein to Medical Center during the Term. All Equipment shall remain personal property (even though said Equipment may hereafter become attached or affixed to real property) and the title thereto shall at all times remain exclusively in GKF.

9.3 During the Term, upon the request of GKF, Medical Center shall promptly affix to the Equipment an identifying label supplied by GKF indicating GKF’s ownership of the Equipment, and shall keep the same affixed for the entire Term. Medical Center hereby authorizes GKF or its Lender (as defined in Section 14), as the case may be, to cause this Agreement or any statement or other instrument showing the interest of GKF in the Equipment to be filed or recorded, or refiled or re-recorded, with all governmental agencies considered appropriate by GKF. Without limiting the generality foregoing, Medical Center hereby authorizes GKF or its Lender to execute and file any statement or instrument, including a UCC-1 financing statement(s), for the purpose of evidencing GKF’s and/or such Lender’s, as the case may be, interest in the Equipment. Medical Center also shall promptly execute and deliver, or cause to be executed and delivered other relevant statements, agreements, waivers and other documents with respect to GKF’s and its Lender’s rights in the Equipment for the Term of the Agreement.

9.4 At Medical Center's cost and expense, Medical Center shall (a) protect and defend GKF’s ownership of and title to the Equipment from and against all persons claiming against or through Medical Center, (b) at all times keep the Equipment free from any and all liens, encumbrances, attachments, levies, executions, burdens, charges or legal processes imposed against Medical Center, (c) give GKF immediate written notice of any matter described in clause (b), and (d) in the manner described in Section 21 below indemnify GKF harmless from and against any loss, cost or expense (including reasonable attorneys’ fees) with respect to any of the foregoing.

10. Additional Covenants of Medical Center. In addition to the other covenants of Medical Center contained in this Agreement, Medical Center shall, at its cost and expense:

10.1 Provide properly trained professional, technical and support personnel and supplies required for the proper performance of Gamma Knife procedures utilizing the Equipment. In this regard, Medical Center shall maintain on staff at least two (2) neurosurgeons, two (2) radiation oncologists and (1) physicist to operate the Equipment. The Gamma Knife shall be available for use by all credentialed neurosurgeons, radiation oncologists and physicists.

10.2 Direct, supervise and administer the provision of all services relating to the performance of Procedures utilizing the Equipment in accordance with all applicable laws, rules and regulations.

10.3 Provide reasonable and customary marketing materials (i.e. brochures, announcements, etc.) together with administrative and physician support (e.g., seminars for physicians by neurosurgeons and radiation therapists, in accordance with Medical Center’s policies and procedures, etc.) for the Equipment to be operated by the Medical Center. The obligation to provide marketing materials and administration and physician support shall be included in, and not in addition to, the annual marketing budget referenced in Section 7 above.

10.4 Keep and maintain the Equipment and the Site fully protected, secure and free from unauthorized access or use by any person to the extent that Medical Center provides security for its other radiation oncology services.

10.5 Operate a fully functional radiation therapy department at the Site or Affiliate site which shall include the Equipment.

11. Additional Covenants of GKF. In addition to the other covenants of GKF contained in this Agreement, GKF, at its cost and expense, shall:

11.1 Use its best efforts to require Elekta to meets its contractual obligations to GKF and Medical Center upon delivery of the Equipment and put the Equipment, as soon as reasonably possible, into good, safe and serviceable condition and fit for its intended use in accordance with the manufacturer’s specifications, guidelines and field modification instructions.

11.2 Cause Medical Center to enjoy the use of the Equipment, free of the rights of any other persons except for those rights reserved by GKF or granted to Elekta under the LGK Agreement.

11.3 Pay the tuition costs for up to ten (10) Perfexion training slots for physicians and physicists who will be using the Equipment. Travel and entertainment associated with training shall not be the responsibility of GKF.

11.4 To the extent GKF personnel may, during the performance of their obligations under this Agreement, be exposed to or otherwise access Protected Health Information, as that term is defined in the Health Insurance Portability and Accountability Act of 1996 and regulations promulgated thereunder, codified at 45 C.F.R §§ 160 – 164, GKF agrees to ensure that GKF personnel who furnish services at Medical Center are trained as appropriate and comply with all privacy and security provisions of HIPAA and similar state and federal laws. GKF agrees to indemnify and hold harmless Medical Center for any breach of this Section 11.4, which shall survive the termination of this Agreement. Medical Center shall not disclose any Protected Health Information (and shall de-identify any Protected Health Information prior to its disclosure) to GKF or any of its personnel.

11.5 Provide suggested marketing materials for the Gamma Knife, including content for web pages, that GKF has found to be effective in other areas.

12. Maintenance of Equipment; Damage or Destruction of Equipment.

12.1 During the Term and except as otherwise provided in this Agreement, GKF, at its cost and expense, shall (a) maintain the Equipment in good operating condition and repair, reasonable wear and tear excepted. Medical Center shall promptly notify GKF in the event of any damage or destruction to the Equipment or of any required maintenance or repairs to the Equipment, regardless of whether such repairs or maintenance are covered or not covered by the Service Agreement.

12.2 GKF and Elekta shall have the right to access the Equipment for the purpose of inspection and the performance of repairs at all reasonable times, upon reasonable advance notice and with a minimum of interference or disruptions to Medical Center’s regular business operations.

12.3 Medical Center shall be liable for, and in the manner described in Section 21 below shall indemnify GKF from and against, any damage to or destruction of the Equipment caused by the misuse, improper use, or other intentional and wrongful or negligent acts or omissions of Medical Center’s officers, employees, agents, contractors and physicians. In the event the Equipment is damaged as a result of the misuse, improper use, or other intentional and wrongful or negligent acts or omissions of Medical Center’s officers, employees, agents, contractors and/or physicians, to the extent such damage is not covered by warranties or insurance, GKF may service or repair the Equipment as needed and the cost thereof shall be paid by Medical Center to GKF immediately upon written request together with interest thereon at the rate of one percent (1%) per month (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) and reasonable attorneys’ fees and costs incurred by GKF in collecting such amount from Medical Center. Any work so performed by GKF shall not deprive GKF of any of its rights, remedies or actions against Medical Center for such damages.

12.4 If the Equipment is rendered unusable as a result of any physical damage to or destruction of the Equipment, Medical Center shall give GKF written notice thereof. GKF shall determine, within thirty (30) days after it is given written notice of such damage or destruction, whether the Equipment can be repaired. In the event GKF determines that the Equipment cannot be repaired (a) subject to Section 12.3 above, GKF, at its cost and expense, shall replace the Equipment as soon as reasonably possible taking into account the availability of replacement equipment from Elekta, Elekta’s other then existing orders for equipment, and the then existing limitations on Elekta’s manufacturing capabilities, (b) the Term of this Agreement shall be extended for the period of time the Equipment is unusable, and (c) this Agreement shall continue in full force and effect as though such damage or destruction had not occurred. In the event GKF determines that the Equipment can be repaired, GKF shall cause the Equipment to be repaired as soon as reasonably possible thereafter. Medical Center shall fully cooperate with GKF to effect the replacement of the Equipment or the repair of the Equipment (including, without limitation, providing full access to the Site) following the damage or destruction thereof.

13. Alterations and Upgrades to Equipment.

13.1 Medical Center shall not make any modifications, alterations or additions to the Equipment (other than normal operating accessories or controls) without the prior written consent of GKF. Medical Center shall not, and shall not permit any person other than representatives of Elekta or any other person authorized by GKF to, effect any inspection, adjustment, preventative or remedial maintenance, or repair to the Equipment without the prior written consent of GKF. All modifications, alterations, additions, accessories or operating controls incorporated in or affixed to the Equipment (herein collectively called “additions” and included in the definition of “Equipment”) shall become the property of the GKF upon termination of this Agreement.

13.2 The necessity and financial responsibility for modifications, additions or upgrades to the Equipment, including the reloading of the Cobalt-60 source, shall be mutually agreed upon by GKF and Medical Center. If (a) GKF and Medical Center agree to reload the Cobalt-60 source (i.e., on or around the 75th month of the Term), then, notwithstanding any provisions to the contrary herein, the Initial Term shall be automatically extended for an additional three (3) years. The necessity for modifications, additions or upgrades to the Equipment, including the reloading of the Cobalt-60 source, shall be as mutually agreed upon by GKF and Medical Center, and the financial responsibility for such modifications, additions and upgrades (excluding repairs, which pursuant to Section 12.1 and subject to Section 12.3, are GKF’s and Medical Center’s responsibility, respectively) shall be paid equally by GKF and Medical Center.

14. Financing of Equipment by GKF. GKF, in its sole discretion, may finance the Equipment. If GKF finances the Equipment, GKF may be required to grant the lender, lessor or other financing entity (the “Lender”) a security interest in the Equipment as collateral for the loan, and Lender may file a UCC-1 financing statement(s) to perfect its security interest in the Equipment. In addition, if GKF finances the Equipment, title to the Equipment may remain with Lender until the financing term ends or GKF exercises its buy-out option, if any, under the financing. If required by the Lender, GKF may also be required to assign its interest under this Agreement as security for the financing described above. Medical Center's interest under this Agreement shall be subordinate to the interests of the Lender, which Medical Center shall promptly confirm in writing on Lender's form, if requested by GKF.

15. Taxes. GKF shall pay all sales or use taxes imposed or assessed in connection with the use or purchase of the Equipment and all personal property taxes imposed, levied or assessed on the ownership and possession of the Equipment during the Term. Unless Medical Center provides GKF with a tax exemption certificate, all other taxes, assessments, licenses or other charges imposed, levied or assessed on the Equipment during the Term for which Medical Center is not expressly exempt, shall be paid by Medical Center before the same shall become delinquent, whether such taxes are assessed or would ordinarily be assessed against GKF or Medical Center; provided, however, Medical Center shall not be required to pay any federal, state or local income, franchise, corporation or excise taxes imposed upon GKF's net income realized from the Purchased Services Payments of the Equipment. In case of a failure by either party to pay any taxes, assessments, licenses or other charges when and as required under this Section, the other party may pay all or any part of such taxes, in which event the amount paid by such paying party shall be immediately payable to the paying party upon written request together with interest thereon at the rate of at the rate of one percent (1%) per month (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less).

16. No Warranties by GKF. Medical Center warrants that as of the First Procedure Date, it shall have (a) thoroughly inspected the Equipment to the best of their knowledge, (b) determined that to the best of its knowledge the Equipment is consistent with the size, design, capacity and manufacture selected by it, and (c) satisfied itself that to the best of its knowledge the Equipment is suitable for Medical Center intended purposes and is good working order, condition and repair. GKF will work with Medical Center in good faith to remedy any problems identified in writing by Medical Center during Medical Center's inspection. GKF SUPPLIES THE EQUIPMENT UNDER THIS AGREEMENT IN ITS “AS IS” CONDITION. GKF, NOT BEING THE MANUFACTURER OF THE EQUIPMENT OR THE MANUFACTURER’S AGENT, MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESSED OR IMPLIED, AS TO THE EQUIPMENT’S MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, DESIGN, CONDITION, DURABILITY, CAPACITY, MATERIAL OR WORKMANSHIP OR AS TO PATENT INFRINGEMENT OR THE LIKE. As between GKF and Medical Center, Medical Center shall bear all risks with respect to the foregoing warranties. Notwithstanding the foregoing, GKF shall use its commercially reasonable efforts as set forth below in this Section to ensure that all benefits under the manufacturer’s warranty shall run to the Medical Center. GKF shall not be liable for any direct, indirect and consequential losses or damages suffered by Medical Center or by any other person, and Medical Center expressly waives any right to hold GKF liable hereunder for, any claims, demands and liabilities arising out of or in connection with the design, manufacture, possession or operation of the Equipment, including, without limitation, injury to persons or property resulting from the failure of, defective or faulty design, operation, condition, suitability or use of the Equipment~~.~~ All warranty or other similar claims with respect to the Equipment shall be made by Medical Center solely and exclusively against Elekta and any other manufacturers or suppliers, but shall in no event be asserted against GKF. In this regard and with prior written approval of GKF, Medical Center may, in GKF’s name, but at Medical Center’s sole cost and expense, enforce all warranties, agreements or representations, if any, which may have been made by Elekta or manufacturers, suppliers or other third parties regarding the Equipment to GKF or Medical Center. GKF shall not be responsible for the delivery or operation of the Equipment or for any delay or inadequacy of either or both of the foregoing.

17. Termination for Economic Justification. If, following the initial twenty four (24) months after the First Procedure Date and following each subsequent twelve (12) month period thereafter during the Term, based upon the utilization of the Equipment and other factors considered relevant by GKF in the exercise of its reasonable discretion, within a reasonable period of time after GKF’s written request, Medical Center does not provide GKF with a reasonable economic justification to continue this Agreement and the utilization of the Equipment at the Medical Center, then and in that event, GKF shall have the option to terminate this Agreement by giving a written notice thereof to Medical Center not less than one hundred eighty (180) days prior to the effective date of the termination designated in GKF’s written notice. Without limiting the generality of the foregoing, for purposes of this Section, “reasonable economic justification to continue this Agreement” shall not be deemed to exist (and GKF shall have the option to terminate this Agreement) if, during the twelve (12) month period immediately preceding the issuance of GKF’s written notice of termination, the “Net Cash Flow” is negative. As used herein, “Net Cash Flow” shall mean, for the applicable period, (a) the aggregate Purchased Services Payments actually received by GKF during such period, minus (b) the sum of the aggregate (i) debt service on the Equipment, (ii) maintenance expenses, (iii) marketing support, and (iv) Equipment-related personal property taxes and insurance during such period.

18. Options to Extend Agreement. As of the end of the Initial Term, Medical Center shall have the option either to:

18.1 Extend the Term of this Agreement for a specified period of time and upon such other terms and conditions as may be agreed upon by GKF and Medical Center;

18.2 Terminate this Agreement as of the expiration of the Initial Term. Upon the expiration of the Initial Term and within a reasonable time thereafter, GKF, at its cost and expense, may enter upon the Site under Medical Center supervision and remove the Equipment.

18.3 Medical Center shall exercise one (1) of the two (2) options referred to above by giving an irrevocable written notice thereof to GKF at least one (1) year prior to the expiration of the Initial Term. Any such notice shall be sufficient if it states in substance that Medical Center elects to exercise its option and states which of the two (2) options referred to above Medical Center is exercising. If Medical Center fails to exercise the option granted herein at least one (1) year prior to the expiration of the Initial Term, the option shall lapse and this Agreement shall expire as of the end of the Initial Term. Further, if Medical Center exercises the option specified in Section 18.1 above and the parties are unable to mutually agree upon the length of the extension of the Initial Term or any other terms or conditions applicable to such extension prior to the expiration of the Initial Term, this Agreement shall expire as of the end of the Initial Term.

19. Events of Default and Remedies.

19.1 Medical Center Event of Default. The occurrence of any one of the following shall constitute a Medical Center event of default under this Agreement (a “Medical Center Event of Default”):

19.1.1 Medical Center fails to pay any Purchased Services Payment when due pursuant to Paragraph 8 above and such failure continues for a period of thirty (30) days after written notice thereof is given by GKF or its assignee to Medical Center; however, if Medical Center cures the Purchased Services Payment default within the applicable thirty (30) day period, such default shall not constitute an Event of Default.

19.1.2 Medical Center attempts to remove, sell, transfer, encumber, assign, sublet or part with possession of the Equipment or any items thereof, except as expressly permitted herein.

19.1.3 Medical Center fails to observe or perform any of its covenants, duties or obligations arising under this Agreement or the LGK Agreement and such failure continues for a period of thirty (30) days after written notice thereof by GKF to Medical Center; however, if Medical Center cures the default within the applicable thirty (30) day period or if the default reasonably requires more than thirty (30) days to cure, Medical Center commences to cure the default during the initial thirty (30) day period and Medical Center diligently completes the cure within sixty (60) days following the end of the thirty (30) day period, such default shall not constitute a Medical Center Event of Default; provided that the foregoing cure periods shall not apply to a Medical Center Event of Default under Subsections 19.1.1 or 19.1.2.

19.1.4 Medical Center ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders shall take any action looking to its dissolution or liquidation.

19.1.5 Within sixty (60) days after the commencement of any proceedings against Medical Center seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within thirty (30) days after the appointment without Medical Center consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.

19.1.6 Medical Center is suspended or terminated from participation in the Medicare program.

19.2 GKF Event of Default. The occurrence of any one of the following shall constitute a GKF event of default under this Agreement (a “GKF Event of Default”):

19.2.1 GKF causes Medical Center’s quiet enjoyment and use of the Equipment pursuant to this Agreement to be materially interfered with (other than by reason of a Medical Center Event of Default or in connection with servicing, maintenance or repairs as contemplated in this Agreement), and GKF fails to cure such default within thirty (30) days after written notice thereof is given by Medical Center or its assignee to GKF; however, if GKF cures such default within the applicable thirty (30) day period, such default shall not constitute an GKF Event of Default.

19.2.2 GKF fails to pay or reimburse Medical Center for any monies payable by GKF to Medical Center pursuant to this Agreement and such failure continues for a period of thirty (30) days after written notice thereof is given by Medical Center or its assignee to GKF; however, if GKF cures the default within the applicable thirty (30) day period, such default shall not constitute a GKF Event of Default.

19.2.3 GKF fails to observe or perform any of its covenants, duties or obligations arising under this Agreement and such failure continues for a period of thirty (30) days after written notice thereof by Medical Center to GKF; however, if GKF cures the default within the applicable thirty (30) day period or if the default reasonably requires more than thirty (30) days to cure, GKF commences to cure the default during the initial thirty (30) day period and GKF diligently completes the cure within sixty (60) days following the end of the thirty (30) day period, such default shall not constitute a GKF Event of Default; provided that the foregoing cure periods shall not apply to a GKF Event of Default under Subsections 19.2.1 or 19.2.2.

19.2.4 GKF ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders shall take any action looking to its dissolution or liquidation.

19.2.5 Within sixty (60) days after the commencement of any proceedings against GKF seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within thirty (30) days after the appointment without GKF consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.

19.3 Upon the occurrence of a Medical Center Event of Default or a GKF Event of Default, the non-breaching party may at its option do any or all of the following:

19.3.1 By written notice to GKF, Medical Center may at its option immediately terminate this Agreement as to the Equipment, wherever situated, but only upon the occurrence of a GKF Event of Default under Subsections 19.2.1 or 19.2.2. As a result of such termination, Medical Center may, at its option and upon written notice to GKF, demand that GKF immediately enter upon the Site and remove the Equipment at GKF’s sole cost and expense. For the avoidance of doubt, Medical Center shall not have the right to terminate this Agreement by reason of a GKF Event of Default, other than due to the occurrence of a GKF Event of Default under Subsections 19.2.1 and/or 19.2.2.

19.3.2 By written notice to Medical Center, GKF may at its option immediately terminate this Agreement as to the Equipment, wherever situated, but only upon the occurrence of any of the Medical Center Events of Default as set forth in Subsections 19.1.1, 19.1.2, 19.1.6 and/or noncompliance with Sections 10.1 and/or 10.5 above (which noncompliance has not been cured within the periods set forth in Section 19.1.3 above) (collectively, the “Termination Defaults”). For the avoidance of doubt, but without limiting GKF’s rights under Section 17 above (Termination for Economic Justification), GKF shall not have the right to terminate this Agreement by reason of a Medical Center Event of Default, other than due to the occurrence of any Termination Default. As a result of such termination pursuant to any Termination Default, GKF may (a) provide reasonable notice to Medical Center of its intention to remove the Equipment, and upon such date as provided by notice, GKF may then enter upon the Site and remove the Equipment in a manner and at a time that causes least amount of disruption to patient care, or, at Medical Center’s election, Medical Center shall remove and return the Equipment to GKF, but in either event at Medical Center’s sole cost and expense; and (b) recover from Medical Center as liquidated damages for the loss of the bargain represented by this Agreement and not as a penalty an amount equal to the present value of the unpaid estimated future Purchased Services Payments to be made by Medical Center to GKF through the end of the Term discounted at the rate of nine percent (9%), which liquidated damages shall become immediately due and payable. The unpaid estimated future Purchased Services Payments shall be based on the prior twelve (12) months Purchased Services Payments made by Medical Center to GKF hereunder with an annual four (4%) percent increase thereof through the end of the Term. Medical Center and GKF acknowledge that the liquidated damages formula set forth in this Section constitutes a reasonable method to calculate GKF’s damages resulting from any Termination Default and under the circumstances existing as of the date of this Agreement.

19.3.3 With respect to all other Medical Center Events of Default, GKF may:

A. Sell, dispose of, hold, use or lease the Equipment, as GKF in its sole and absolute discretion may determine (and GKF shall not be obligated to give preference to the sale, lease or other disposition of the Equipment over the sale, lease or other disposition of similar Equipment owned or leased by GKF).

B. Exercise any other right or remedy which may be available to GKF under the Uniform Commercial Code or any other applicable law or proceed by appropriate court action, without affecting GKF’s title or right to possession of the Equipment, to enforce the terms hereof or to recover damages for the breach hereof or to cancel this Agreement as to the Equipment.

19.3.4 Upon termination of this Agreement or the exercise of any other rights or remedies under this Agreement or available under applicable law following a Medical Center Event of Default, Medical Center shall, without further request or demand, pay to GKF all Purchased Services Payments and other sums owing under this Agreement as of the date of termination. In the event that Medical Center shall pay the liquidated damages referred to in Section 19.3.2 above to GKF, GKF shall pay to Medical Center promptly after receipt thereof all rentals or proceeds received from the reletting or sale of the Equipment during the balance of the Initial Term (after deduction of all costs and expenses, including reasonable attorneys’ fees and costs, incurred by GKF as a result of the Event of Default), said amount never to exceed the amount of the liquidated damages paid by Medical Center. However, Medical Center acknowledges that GKF shall have no obligation to sell the Equipment. Medical Center shall in any event remain fully liable for all damages as may be provided by law and for all costs and expenses incurred by GKF on account of such default, including but not limited to, all court costs and reasonable attorneys’ fees.

19.3.5 Subject to Section 16 above, each party shall in any event remain fully liable to the other non-defaulting party for all damages as may be provided by law and for all costs and expenses incurred by the non-defaulting party on account of such default, including but not limited to, all court costs and reasonable attorneys’ fees.

19.3.6 Subject to Sections 19.3.1 and 19.3.2 above (regarding limitations on the right to terminate this Agreement), the rights and remedies afforded a non-defaulting party under this Agreement shall be deemed cumulative and not exclusive, and shall be in addition to any other rights or remedies available to the non-defaulting party provided by law or in equity.

20. Insurance.

20.1 During the Term, GKF shall, at its cost and expense, purchase and maintain in effect an all-risk property and casualty insurance policy covering the Equipment. The all-risk property and casualty insurance policy shall be for an amount not less than the replacement cost of the Equipment. Medical Center shall be named as an additional insured party on the all-risk property and casualty insurance policy to the extent of its interest in the Equipment arising under this Agreement. The all-risk property and casualty insurance policy maintained by GKF shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by GKF to Medical Center upon request following the commencement of this Agreement and as of each annual renewal of such policy during the Term.

20.2 During the Term, Medical Center shall, at its cost and expense, purchase, and maintain in effect general liability and professional liability insurance coverage/policies covering the Site (together with all premises where the Site is located) and the use or operation of the Equipment by Medical Center or its officers, directors, agents, employees, contractors or physicians. Medical Center has a self-insured retention coverage which provides general liability and professional liability insurance policies shall provide coverage in amounts not less than One Million Dollars ($1,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) annual aggregate. The program is operated by PeaceHealth and is funded in accordance with recognized actuarial projections. GKF shall be named as additional insured party on the general liability and professional liability insurance coverage/policies to be maintained hereunder by Medical Center. The coverage/policies to be maintained by Medical Center hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by Medical Center upon request to GKF no later than the First Procedure Date and as of each annual renewal of such policies during the Term. Medical Center shall require any physicians using the Equipment to show evidence of professional liability insurance consistent with Medical Center’s Medical Staff Bylaws. PeaceHealth will not cancel or terminate this program of self-insurance without at least thirty (30) days prior written notice to GKF, together with a description of the insurance program to be substituted; provided that GKF shall be named as an additional insured party on any such substitute insurance programs or policies, as evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by Medical Center upon request to GKF.

20.3 During the construction of the Site and prior to the First Procedure Date, Medical Center, at its cost and expense, shall purchase, and maintain a general liability insurance policy which conforms with the coverage amounts and other requirements described in Section 20.2 above and which names GKF as an additional insured party. The policy to be maintained by Medical Center hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by Medical Center to GKF prior to the commencement of any construction at the Site.

20.4 During the Term, Medical Center and GKF shall purchase and maintain all workers compensation insurance to the maximum extent required by applicable law.

21. Indemnification.

21.1 Medical Center shall be liable for and shall indemnify, defend, protect and hold GKF and its members, managers, officers, employees, agents and contractors (collectively “GKF”) harmless from and against all losses, claims, damages, liabilities, assessments, deficiencies, actions, proceedings, orders, judgments, liens, costs and other expenses (including reasonable attorneys’ fees) of any nature or kind whatsoever asserted against or incurred by GKF (collectively “Damages”) which in any manner arise out of or relate to (a) the failure by Medical Center to fully perform, observe or satisfy its covenants, duties or obligations contained in this Agreement or in the LGK Agreement; (b) negligent, intentional or wrongful acts or omissions by Medical Center or any of its officers, directors, agents, contractors (or their subcontractors), or employees in connection with the use and operation of the Equipment during the Term; (c) defects arising out of materials or parts provided, modified or designed by Medical Center for or with respect to the Site; (d) the maintenance of the Site during the Term by Medical Center; (e) Damages to the Equipment caused by the negligent or wrongful acts or omissions of Medical Center, its agents, officers, employees or contractors (if the Equipment is destroyed or rendered unusable, subject to Section 21.7 below, this indemnity shall extend up to (but not exceed) the full replacement value of the Equipment at the time of its destruction less salvage value, if any); (f) the events or occurrences described in Article 7.3 of the LGK Agreement to the same extent that Medical Center agrees to indemnify Elekta thereunder (other than with respect to the failure of the Site to comply with the Site Planning Criteria or defective maintenance of the Equipment under the Service Agreement); and (g) any other matters for which Medical Center has specifically agreed to indemnify GKF pursuant to this Agreement.

21.2 GKF shall be liable for and shall indemnify, defend, protect and hold Medical Center and its directors, members, managers, officers, employees, agents and contractors (collectively “Medical Center”) harmless from and against all losses, claims, damages, liabilities, assessments, deficiencies, actions, proceedings, orders, judgments, liens, costs and other expenses (including reasonable attorneys’ fees) of any nature or kind whatsoever asserted against or incurred by Medical Center (collectively “Damages”) which in any manner arise out of or relate to (a) the failure by GKF to fully perform, observe or satisfy its covenants, duties or obligations contained in this Agreement; (b) negligent, intentional or wrongful acts or omissions by GKF or any of its officers, directors, agents, contractors (or their subcontractors), or employees in connection with the installation or removal of the Equipment, (c) the failure by GKF to maintain the Equipment as provided in this Agreement; and (d) any other matters for which GKF has specifically agreed to indemnify Medical Center pursuant to this Agreement.

21.3 Upon the occurrence of an event for which GKF or Medical Center is entitled to indemnification under this Agreement (“Indemnitee”), such party shall give written notice thereof to the other party setting forth the type and amount of Damages. If the indemnity relates to a Third Party Claim (as defined in Section 21.4 below), the matter shall be subject to Section 21.4 below. If the indemnity relates to any Damages other than a Third Party Claim, not more than thirty (30) days after written notice is given, the indemnifying party shall acknowledge its obligation in writing to the Indemnitee to indemnify hereunder and pay the Damages in full to the Indemnitee.

21.4 GKF or Medical Center, as Indemnitee, shall give written notice to the other party as Indemnitor as soon as reasonably possible after the Indemnitee has knowledge of any third party claim or legal proceedings (“Third Party Claim”) for which the Indemnitee is entitled to indemnification under this Section 21. Indemnitor shall (a) immediately assume, at its sole cost and expense, the defense of the Third Party Claim with legal counsel approved by the Indemnitee (which approval will not be unreasonably withheld, delayed or conditioned), and (b) as soon as reasonably possible after Indemnitee’s written notice is given to the Indemnitor, acknowledge in writing to Indemnitee its obligation to indemnify Indemnitee in accordance with the terms of this Agreement. If either party as the Indemnitor fails to assume the defense of a Third Party Claim or fails to timely acknowledge in writing its obligation to indemnify the Indemnitee, then, the Indemnitee may assume the defense of the Third Party Claim in the manner described in Section 21.5 below. Each party shall cooperate with the other in the defense of any Third Party Claim. Any settlement or compromise of a Third Party Claim to which either party is a party shall be subject to the express written approval of the other party, which approval shall not be unreasonably withheld, delayed or conditioned as long as an unconditional term of the settlement or compromise is the full and absolute release of the Indemnitee from all Damages arising out of the Third Party Claim. Either party as Indemnitee, at its own cost and expense, may participate on its own behalf with legal counsel of its own selection in the defense of any Third Party Claim which may have a material impact on it.

21.5 If either party having the obligation as Indemnitor fails to promptly assume the defense of any Third Party Claim, the Indemnitee may assume the defense of the Third Party Claim with legal counsel selected by the Indemnitee, all at the Indemnitor’s cost and expense. The defense of an action by an Indemnitee under this Section 21.5 shall not impair, limit or otherwise restrict Indemnitor’s indemnification obligations arising under this Section 21 or Indemnitee’s right to enforce such obligations.

21.6 The indemnity obligations under this Section 21 shall expire on the expiration of the applicable statute of limitations relating to the underlying claim that is the subject of the indemnification claim. Any indemnification obligation shall be in proportion to the amount of responsibility found attributable to the Indemnitor.

21.7 The indemnification obligations set forth in this Agreement are intended to supplement, and not supersede, supplant or replace, any coverage for Damages which may be available under any insurance policies that may be maintained by GKF or Medical Center. In the event any Damages may be covered by insurance policies, the parties shall exercise good faith and use their best efforts to obtain the benefits of and apply the available insurance coverage to the Damages subject to indemnification under this Agreement. In the event that an insurer provides coverage under an insurance policy on the basis of a “reservation of rights”, the indemnification obligations under this Agreement shall apply to all Damages which are finally determined as not being covered under the insurance policy.

22. Miscellaneous.

22.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Medical Center shall not assign this Agreement or any of its rights hereunder or sublease the Equipment without the prior written consent of GKF, which consent shall not be unreasonably withheld; provided, however that the Medical Center may assign this Agreement without prior written consent of GKF to an entity controlled by, controlling, or under common control with the Medical Center and which entity is the holder of the general acute care hospital license for the facility at which the Equipment is located, and provided further, that such entity shall have credit rating and financial position equivalent to or higher than that of Medical Center as reasonably determined by GKF. Unless otherwise agreed to in writing by GKF, an assignment or sublease shall not relieve Medical Center of any liability for performance of this Agreement during the remainder of the Term. Any purported assignment or sublease made without GKF’s prior written consent shall be null, void and of no force or effect.

22.2 Agreement to Perform Necessary Acts. Each party agrees to perform any further acts and execute and deliver any further documents which may be reasonably necessary or otherwise reasonably required to carry out the provisions of this Agreement.

22.3 Validity. If for any reason any clause or provision of this Agreement, or the application of any such clause or provision in a particular context or to a particular situation, circumstance or person, should be held unenforceable, invalid or in violation of law by any court or other tribunal of competent jurisdiction, then the application of such clause or provision in contexts or to situations, circumstances or persons other than that in or to which it is held unenforceable, invalid or in violation of law shall not be affected thereby, and the remaining clauses and provisions hereof shall nevertheless remain in full force and effect.

22.4 Attorneys’ Fees and Costs. In the event of any action, arbitration or other proceedings between or among the parties hereto with respect to this Agreement, the non-prevailing party or parties to such action, arbitration or proceedings shall pay to the prevailing party or parties all costs and expenses, including reasonable attorneys’ fees, incurred in the defense or prosecution thereof by the prevailing party or parties. The party which is a “prevailing party” shall be determined by the arbitrator(s) or judge(s) hearing the matter and shall be the party who is entitled to recover his, her or its costs of suit, whether or not the matter proceeds to a final judgment, decree or determination. A party not entitled to recover his, her or its costs of suit shall not recover attorneys’ fees. If a prevailing party or parties shall recover a decision, decree or judgment in any action, arbitration or proceeding, the costs and expenses awarded to such party may be included in and as part of such decision, decree or judgment.

22.5 Entire Agreement; Amendment. This Agreement together with the Exhibits and Schedules attached hereto constitutes the full and complete agreement and understanding between the parties hereto concerning the subject matter hereof and shall supersede any and all prior written and oral agreements with regard to such subject matter. This Agreement may be modified or amended only by a written instrument executed by all of the parties hereto.

22.6 Number and Gender. Words in the singular shall include the plural, and words in a particular gender shall include either or both additional genders, when the context in which such words are used indicates that such is the intent.

22.7 Effect of Headings. The titles or headings of the various paragraphs hereof are intended solely for convenience or reference and are not intended and shall not be deemed to modify, explain or place any construction upon any of the provisions of this Agreement.

22.8 Counterparts. This Agreement may be executed in one or more counterparts by the parties hereto. All counterparts shall be construed together and shall constitute one agreement.

22.9 Governing Law. This Agreement shall be interpreted and enforced in accordance with the internal laws, and not the law of conflicts, of the State of Oregon.

22.10 Exhibits and Schedules. All exhibits and schedules attached hereto and referred to in this Agreement are hereby incorporated by reference herein as though fully set forth at length.

22.11 Ambiguities. The general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any provision of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to such ambiguous provision.

22.12 Representations. Each of the parties hereto represents (a) that no representation or promise not expressly contained in this Agreement has been made by any other party hereto or by any of its agents, employees, representatives or attorneys; (b) that this Agreement is not being entered into on the basis of, or in reliance on, any promise or representation, expressed or implied, other than such as are set forth expressly in this Agreement; (c) that it has been represented by counsel of its own choice in this matter or has affirmatively elected not to be represented by counsel; (d) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (e) it has full power and authority to execute, deliver and perform this Agreement, and (f) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or other similar action.

22.13 Non-Waiver. No failure or delay by a party to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement, or to exercise any right, power or remedy hereunder or under law or consequent upon a breach hereof or thereof shall constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy or of any such breach or preclude such party from exercising any such right, power or remedy at any later time or times.

22.14 Notices. All notices, requests, demands or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered to the party to whom notice is to be given either (a) by personal delivery (in which case such notice shall be deemed to have been duly given on the date of delivery), (b) by next business day air courier service (e.g., Federal Express or other similar service) (in which case such notice shall be deemed given on the business day following deposit with the air courier service), or (c) by United States mail, first class, postage prepaid, registered or certified, return receipt requested (in which case such notice shall be deemed given on the third (3rd) day following the date of mailing), and properly addressed as follows:

To GKF:	GK Financing, LLC
4 Embarcadero Center, Suite 3700
San Francisco, CA 94111
Attn: Craig K. Tagawa, CEO

To Medical Center:	PeaceHealth Sacred Heart Medical Center at RiverBend
3333 RiverBend Drive
Springfield, OR 97477
Attn: Hospital Administrator

A party to this Agreement may change his, her or its address for purposes of this Section by giving written notice to the other parties in the manner specified herein.

22.15 Special Provisions Respecting Medicare and Medicaid Patients

22.15.1 Medical Center and GKF shall generate such records and make such disclosures as may be required, from time to time, by the Medicare, Medicaid, TriCare, HCAP and other third party payment programs with respect to this Agreement in order to meet all requirements for participation and payment associated with such programs, including but not limited to the matters covered by Section 1861(v)(1)(I) of the Social Security Act.

22.15.2 For the purpose of compliance with Section 1861(v)(1)(I) of the Social Security Act, as amended, and any regulations promulgated pursuant thereto, both parties agree to comply with the following statutory requirements (a) Until the expiration of four (4) years after the termination of this Agreement, both parties shall make available, upon written request to the Secretary of Health and Human Services or, upon request, to the Comptroller General of the United States, or any of their duly authorized representatives, the contract, and books, documents and records of such party that are necessary to certify the nature and extent of such costs, and (b) if either party carries out any of the duties of the contract through a subcontract with a value or cost of $10,000 or more over a twelve month period, with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request to the Secretary, or upon request to the Comptroller General, or any of their duly authorized representatives the subcontract, and books, documents and records of such organization that are necessary to verify the nature and extent of such costs.

22.15.3 It is the intent of the parties to comply fully with all applicable requirements of federal law, including but not limited to the Federal Anti-Kickback Statute, codified at 42 U.S.C. § 1320a-7b, and regulations promulgated thereunder, codified at 42 C.F.R. § 1001.952. All payments under this Agreement have been negotiated at arm’s length and are, to the best knowledge of the parties, consistent with fair market value for items and services rendered. Nothing in this Agreement is intended to encourage or induce referral for any item or service payable under federal health care programs.

22.16 Force Majeure. Failure to perform by either party will be excused in the event of any delay or inability to perform its duties under this Agreement directly or indirectly caused by conditions beyond its reasonable control, including, without limitation, fires, floods, earthquakes, snow, ice, disasters, acts of God, accidents, riots, wars, operation of law, strikes, governmental action or regulations, shortages of labor, fuel, power, materials, manufacturer delays or transportation problems. Notwithstanding the foregoing, all parties shall make good faith efforts to perform under this Agreement in the event of any such circumstance. Further, once such an event is resolved, the parties shall again perform their respective obligations under this Agreement. Notwithstanding the foregoing, and for the avoidance of doubt, (i) no reductions or other changes to reimbursement amounts and/or payment methodology(ies) pertaining to any third party payors or governmental programs, including, without limitation, Medicare, Medicaid, any other federal or state programs, and/or any commercial payors, and (ii) no suspension or exclusion of Medical Center from participation in the Medicare program shall be deemed to constitute a force majeure event under this Section, and shall not excuse or delay Medical Center’s obligations under this Agreement or provide Medical Center with the right to terminate this Agreement.

22.17 Independent Contractor. It is mutually understood and agreed that nothing in this Agreement is intended nor shall be construed to create between GKF and Medical Center, with respect to their relationship hereunder, an employer/employee relationship, a partnership or joint venture relationship, or a landlord/tenant relationship.

22.18 Supplier and Owner of Equipment. The parties hereto agree that, notwithstanding anything to the contrary set forth in this Agreement, this Agreement is and shall be treated and interpreted as a "finance lease," as such term is defined in Article 2A of the Uniform Commercial Code, that GKF shall be treated as a finance lessor who is entitled to the benefits and releases from liability accorded to a finance lessor under Article 2A of the Uniform Commercial Code. In furtherance of the foregoing, Medical Center acknowledges that, before signing this Agreement, GKF has informed Medical Center in writing (a) that Elekta is the entity supplying the Equipment to GKF, (b) that Medical Center is entitled (under Section 2A of the Uniform Commercial Code) to the promises and warranties, including those of any third party, provided to GKF by Elekta which is the entity supplying the goods in connection with or as part of the contract by which GKF acquired the Equipment or the right to possession and use of the Equipment, and (c) that Medical Center may communicate with Elekta and receive an accurate and complete statement of those promises and warranties, including any disclaimers and limitations of them or of remedies. Medical Center also acknowledges that Medical Center has selected Elekta to supply the Equipment and has directed GKF to acquire the Equipment or the right to possession and use of the Equipment from Elekta.

22.19 Legal Status.

22.19.1 Notwithstanding anything to the contrary herein, if two (2) independent legal counsel specializing in healthcare law (collectively, the “Independent Legal Counsel”), one of whom shall be chosen by and at the expense of Medical Center, and one of whom shall be chosen by and at the expense of GKF, issue separate written legal opinions addressed to both of the parties stating that performance by either of the parties hereto of any term of this Agreement shall jeopardize the licensure of Medical Center, or the full accreditation of Medical Center by Medical Center’s accrediting body, or the tax-exempt status of PeaceHealth, or the ability of PeaceHealth to issue tax-exempt bonds or should be in violation of applicable laws or regulations (each, a "Disqualifying Event"), then, the parties mutually agree to use their best efforts to renegotiate such term. In the event (a) the parties are unable to renegotiate said term within sixty (60) days following receipt of such written opinions from the Independent Legal Counsel; and (b) the Independent Legal Counsel each determine in writing that any modification to the Agreement would be impossible, illegal or would disqualify a party from providing services to Medicare or Medicaid patients, then, (i) either party may terminate this Agreement upon thirty (30) days prior written notice to the other party, except for any obligations under the Agreement accruing to the date of termination and those obligations surviving the date of termination as provided hereunder; and (ii) if any part or all of the representations and warranties made by Medical Center set forth in Section 22.19.3 were untrue as of the date made, then, Medical Center shall, upon such termination, pay to GKF as liquidated damages for the loss of the bargain represented by this Agreement and not as a penalty an amount equal to that specified in Section 19.3.2(b).

22.19.2 Each party shall select one of the two Independent Legal Counsel to render the aforementioned opinions. All costs and expenses of the Independent Legal Counsel will be borne by the party initiating the request unless the determination is made by the Independent Legal Counsel as described above that the performance by either of the parties hereto of any term of this Agreement shall result in the occurrence of a Disqualifying Event, in which event, such costs and expenses shall be shared equally between the parties. In the event that the two Independent Legal Counsel render conflicting opinions, either the parties hereto shall decide upon a third attorney who meets the above qualifications or shall instruct the Independent Legal Counsel to select a third attorney specializing in healthcare law to review and render an opinion, which opinion by such third attorney shall be binding on both parties. Under the circumstance of having to select a third attorney, the costs of the Independent Legal Counsel shall be borne by the party selecting such counsel and the costs of the third attorney shall be borne equally by the parties.

22.19.3 Medical Center represents and warrants to GKF that, as of the date of the parties' respective execution and delivery of this Agreement, (a) no Disqualifying Event has occurred or will occur as of such date; and (b) the percentage of tax-exempt bond proceeds and/or tax-exempt bond financed property (pertaining to any specific tax-exempt bond issue or in the aggregate) that are used directly or indirectly for any private business use (after taking into account the effect of this Agreement) does not exceed nine hundredths percent (.09%). For purposes of determining at any time or from time-to-time the percentage of tax-exempt bond proceeds and/or tax-exempt bond financed property (pertaining to any specific tax-exempt bond issue or in the aggregate) that are used directly or indirectly for any private business use, Medical Center shall (and any Independent Legal Counsel shall be instructed to) disregard any private business use unrelated to this Agreement arising or that has been placed into service after the commencement date of the Initial Term of this Agreement.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

"GKF"	GK FINANCING, LLC

By:
Title:
Date:

“MEDICAL CENTER”	PEACEHEALTH SACRED HEART MEDICAL CENTER AT RIVERBEND

By:
Title:
Date:

Exhibit A

BILL OF SALE

This BILL OF SALE is executed and delivered effective as of the date of the last party to sign below, but is made effective at the “Effective Time" (as defined below) by PEACEHEALTH, a Washington non-profit corporation (“PeaceHealth”), doing business through its operating division PEACEHEALTH SACRED HEART MEDICAL CENTER AT RIVERBEND (“Medical Center”), and GK FINANCING, LLC, a California limited liability company ("GKF").

1.	In consideration for the sum of * and other good and valuable consideration, effective as of the Effective Time, Medical Center hereby sells, bargains, grants, assigns, conveys, transfers and delivers to GKF, and GKF hereby accepts, all of Medical Center’s right, title and interest to the equipment listed on Schedule A attached hereto (collectively, the "Equipment"). As used herein, the “Effective Time" shall mean the date on which the Equipment is loaded by Medical Center onto the truck furnished by Elekta Instruments, Inc. ("Elekta") at the "Site" (as defined in the below-referenced Agreement).

2.	Medical Center hereby covenants and agrees with GKF that Medical Center shall duly execute and deliver all such deeds, bills of sale, endorsements, assignments, drafts, checks, and other instruments of transfer as may be necessary or helpful more fully to sell, transfer, assign and convey to and to invest in GKF, the Equipment hereby sold, transferred, assigned and conveyed by this Bill of Sale.

3.	Medical Center represents and warrants that it has full, complete and absolute right to transfer the Equipment to GKF. Medical Center further represents and warrants that the Equipment is free and clear of all liens, claims, debts, liabilities, liens and encumbrances of any kind. All of the terms and provisions of this Bill of Sale shall be binding upon Medical Center and its respective successors and assigns, and shall inure to the benefit of GKF and its successors and assigns. Medical Center agrees to indemnify, defend and hold GKF and its successors and assigns harmless from and against all expenses including reasonable attorneys’ fees, costs, losses, liabilities, judgment and damages including amounts paid in settlement incurred by GKF and its successors and assigns in connection with any claim, assertion or lawsuit made or brought by any party claiming title to or any interest whatsoever in the Equipment, other than a party claiming to have derived its interest as a grantee of GKF.

4.	This Bill of Sale is being executed and delivered in connection with that certain Purchased Services Agreement dated ______, 2014, between Medical Center and GKF (the "Agreement"). This Bill of Sale is in all respects subject to the provisions of the Agreement and is not intended in any way to supersede, limit or qualify any provision of the Agreement. This Bill of Sale may be assigned at any time by GKF to Elekta without Medical Center's consent.

5.	This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Oregon without regard to the principles of conflicts of laws.

IN WITNESS WHEREOF, Medical Center has caused this Bill of Sale to be executed by its duly authorized officers effective as of the Effective Date.

PEACEHEALTH SACRED HEART
MEDICAL CENTER AT RIVERBEND

By:
Title:
Date:

AGREED AND ACCEPTED:

GK FINANCING, LLC

By:
Title:
Date:

Schedule 1

The Purchased Services Payment percentage is as follows:

Purchased Services Payment Percentage:            *